Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, May 6, 2020 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors declared a quarterly cash dividend on its common stock. The Board of Directors approved a $0.12 per share quarterly cash dividend payable on June 15, 2020 to the holders of record of common stock of the Company on June 1, 2020. With this dividend payment, the Company will have paid a quarterly cash dividend on its common stock, which it has increased each year, for sixty-five consecutive quarters since 2004.
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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.5 billion in 2019. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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